Exhibit 10.1

TERMINATION AND CHANGE OF CONTROL AGREEMENT

TERMINATION AND CHANGE OF CONTROL AGREEMENT (“Agreement”), made as of May 8, 2017, between AMETEK, Inc. (the “Company”), and David A. Zapico (the “Executive”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Executive is the Chief Executive Officer of the Company; and

WHEREAS, the Company wishes to provide certain benefits to the Executive in the event of a termination of the Executive’s employment under certain circumstances, including in the event of a change of control of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Company and the Executive agree as follows:

1.         Definitions.         For purposes of this Agreement, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

(a)         “Awards” shall mean such Restricted Shares, such Stock Options and other equity or equity based awards, if any, as may be granted to the Executive by the Company from time to time.

(b)         “Board” shall mean the Board of Directors of the Company.

(c)         “Cash Compensation” shall mean the sum of the Executive’s base salary (equal to the rate of annual base salary for the Company’s fiscal year immediately prior to the Termination Date) plus (i) the Executive’s targeted bonus, if known, for the year in which the Termination Date occurs, or (ii) if the targeted bonus described in clause (i) is not known, the average of the Executive’s bonuses for the two fiscal years of the Company immediately preceding the year in which the Termination Date occurs, including all such salary and bonuses earned in all capacities with the Company and its Subsidiaries, as reported for Federal income tax purposes on Form W-2, together with any amounts which would have been included in the Executive’s salary or bonus but for a deferral election by the Executive under any plan of the Company or its Subsidiaries, including, but not limited to, a plan qualified under Section 401(k) or 125 of the Code.

(d)         “Cause” shall mean (i) misappropriation of Company funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a felony, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company; provided, however, that the Executive’s having, or being regarded as having, a “disability” as defined by the Americans with

Disabilities Act of 1990 or the ADA Amendments Act of 1998 shall not constitute Cause; provided, further, that none of the events described herein shall constitute Cause unless (A) the Company has first delivered a written notice to the Executive of the occurrence of the applicable event(s) giving rise to Cause, and (B) where remedial action is feasible, the Executive fails to correct or cure such event within twenty (20) days of receipt of the Notice of Termination. If the Executive fails to timely correct or cure the condition, the termination is effective (and the Executive’s employment terminates) as of the end of such twenty (20) day cure period. If the Executive timely corrects or cures the condition(s) giving rise to Cause for the Executive’s termination, the Notice of Termination shall be deemed withdrawn and of no further force or effect.

(e)         “Change of Control” shall mean (i) the acquisition by any person or group, other than the Company or any of its Subsidiaries, of 30% or more of the voting stock of the Company; (ii) the acquisition by the Company or any of its Subsidiaries, or any Executive benefit plan of the Company or any Subsidiary, or any person or entity organized, appointed or established by the Company or Subsidiary for or pursuant to the terms of any such Executive benefit plan, acting separately or in combination with each other or with other persons, of 50% or more of the voting stock of the Company, if after such acquisition the Shares are no longer publicly traded; (iii) within any two year period the individuals who constituted the Board at the beginning of the period shall cease for any reason to constitute a majority of the Board, provided that the election of each subsequent member who was approved in advance by two thirds of the members of the Board in office at the beginning of such two year period or whose election or nomination for election was previously so approved, shall be considered as though such individual was a member of the Board at the beginning of the period; or (iv) the consummation of a merger, consolidation or reorganization, the result of which is that the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not own or control immediately after the merger, consolidation or reorganization at least 50% of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Board or (v) a sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets. Notwithstanding the foregoing, for any payment or benefit that is considered deferred compensation under Section 409A and where Change of Control is a payment, delivery, or issuance event or changes the time and form of payment, delivery or issuance and failure of such event to constitute a “change in control” event under Section 409A would result in additional taxes or penalties on the Executive, an event shall not constitute a Change of Control for purposes of such payment, delivery or issuance (or change in time and form of payment, delivery or issuance) unless it would also be a “change in control” (whether by change in ownership, effective control or change in the ownership of a substantial portion of the assets) under Section 409A.

(f)         “Change of Control Termination” shall mean a Separation from Service due to the Executive’s employment being terminated by the Company without Cause or by the Executive for Good Reason either (x) during the ninety (90) day period ending on the date of the Change of Control; provided that the substantial possibility of the Change of Control was known to the Executive and to a majority of the Board on or before the date the Notice of Termination was delivered, or (y) upon or at any time following a Change of Control.

(g)         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)         “Disability” shall mean that as a result of the Executive’s incapacity due to physical or mental illness or injury as determined in good faith by a physician selected jointly by the Company and the Executive, the Executive shall have been unable to perform his material duties for a period of one hundred fifty (150) consecutive days. If the Company and the Executive cannot agree on a physician, each of the Company and the Executive shall select a physician, who together shall select a third physician, and the third physician shall make the determination, which such determination shall be final and binding on the Company and the Executive.

(i)         “Good Reason” shall mean, without the written consent of the Executive, one or more of the following occurrences: (i) any failure of the Company to comply with and satisfy any of the terms of this Agreement; (ii) any reduction of the authority, duties or responsibilities held by the Executive, or removal from, or failure to be reelected to, the Board; (iii) any change in the Executive’s reporting structure such that he is no longer reporting directly to the Board or the Chairman of the Board; (iv) any reduction of the Executive’s current base compensation or bonus opportunity or any material reduction of the Executive’s benefit entitlements; or (v) any transfer of the Executive to a location which is outside the Berwyn, Pennsylvania area (or the general area in which his principal place of business immediately preceding the transfer may be located at such time if other than Berwyn, Pennsylvania) by more than fifty miles other than on a temporary basis (less than six (6) months), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations on behalf of the Company in effect immediately prior to the transfer; provided, however, that if the Executive agrees to no longer be the Chief Executive Officer and accept the position of Executive Chairman of the Board such event shall not constitute Good Reason; provided, further, that none of the events described herein shall constitute Good Reason unless the Executive has first delivered a Notice of Termination to the Company of the occurrence of the applicable event(s) within ninety (90) days of the initial existence of such event and the Company fails to correct or cure such event within twenty (20) days of receipt of the Notice of Termination and, if uncured, the termination is effective (and the Executive terminates) as of the end of such twenty (20) day cure period. If the Company timely corrects or cures the condition giving rise to Good Reason for the Executive’s resignation, the Notice of Termination shall be deemed withdrawn and of no further force or effect. For purposes of Good Reason, the “authority, duties or responsibilities held by the Executive” shall mean the authorities, duties, or responsibilities customarily associated with the Executive’s position in a company the size and nature of the Company.

(j)         “Notice of Termination” shall mean a written notice which conforms to the requirements of Section 2.

(k)         “Restricted Shares” shall mean any restricted stock awards of Shares which may be granted to the Executive under any Stock Incentive Plan of the Company, as adjusted pursuant to the terms of the agreement between the Company and the Executive evidencing such awards, which Shares continue to be forfeitable as of the applicable date or event referred to herein; upon becoming Vested, such Shares shall no longer be Restricted Shares for purposes of this Agreement.

(l)         “Separation from Service” shall mean the Executive’s ceasing to perform services for the Company and its successors and affiliates due to a termination of his employment; provided that, if the Executive continues thereafter providing services as an independent contractor for the Company or its successors and affiliates, then such continuing services must be at a level of less than fifty percent (50%) of the average level of services performed over the immediately preceding thirty-six (36) month period, or as otherwise provided under Section 409A.

(m)         “Share” shall mean a share of the common stock of the Company or any successor.

(n)         “Stock Incentive Plan” shall mean any stock incentive plan(s) maintained by the Company pursuant to which equity or equity based awards may be granted by the Company to employees, as such plan as in effect from time to time.

(o)         “Stock Option” shall mean any option to purchase Shares which may be granted to the Executive under any Stock Incentive Plan of the Company, as adjusted pursuant to the terms of the agreement between the Company and the Executive evidencing such option, which option is not fully exercisable as of the applicable date or event referred to herein, upon becoming Vested, such option (or the portion of the option which has become Vested) shall no longer be a Stock Option for purposes of this Agreement.

(p)         “Subsidiary” shall mean any corporation or other entity which is deemed to be part of the affiliated group of the Company for purposes of Section 280G(d)(5) of the Code.

(q)         “Termination Date” shall mean the date specified in the Notice of Termination, or the date of receipt of the Notice of Termination if the Notice is sent by the Company to the Executive and asserts that the Termination is for Cause, subject to any applicable cure period.

(r)         “Vested” shall mean, with respect to Restricted Stock Awards, that the Shares subject to such Restricted Stock Awards have become nonforfeitable and transferable in accordance with the terms of the awards and restricted stock agreements between the

Company and the Executive pursuant to which they were issued, and with respect to Stock Options (or any portion thereof) or other Awards exercisable, convertible or exchangeable into Shares (or any portion thereof), that the Stock Option (or such portion of the Stock Option) or such other Awards that may be exercisable, convertible or exchangeable into Shares (or such portion thereof), has become immediately exercisable, convertible or exchangeable by the Executive in accordance with the terms of the agreement between the Company and the Executive pursuant to which such Stock Option or other Award, as applicable, was granted.

2.         Notice of Termination; Resignation of Positions.

(a)         Notice of Termination.         Any Separation from Service due to termination of the Executive’s employment by either the Company or the Executive shall be communicated by a Notice of Termination to the other party to this Agreement, given in accordance with Section 19 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice of the termination of the Executive’s employment which (i) in the case of a Notice of Termination from the Company, indicates whether the termination is for Cause or without Cause, or, in the case of a Notice of Termination from the Executive, indicates whether the resignation is for Good Reason or not for Good Reason, (ii) refers to the specific provision in this Agreement relied upon and briefly summarizes the facts and circumstances deemed to provide a basis for the termination of employment under the provision so indicated, and (iii) specifies the Termination Date, which date shall not be less than twenty (20) nor more than thirty (30) days after the giving of such Notice, except for a Notice of Termination from the Company that the Executive is being terminated for Cause, which shall be effective immediately, subject to any applicable cure period.

(b)         Resignation of Other Positions.         Upon the Executive’s Separation from Service for any reason, the Executive shall be deemed to have resigned from any and all directorships, offices, committee memberships and other positions with, on behalf of, or relating to the Company, its Subsidiaries or any of its controlled affiliates or benefits plans, effective as of such date of the Executive’s termination of employment, unless otherwise mutually agreed with the Board.

3.         Termination Not in Connection With a Change of Control.         If the Executive has a Separation from Service due to the Executive’s employment being terminated by the Company without Cause or by the Executive for Good Reason, and such termination is not a Change of Control Termination, the following benefits shall be provided to the Executive:

(a)         The Company shall pay to the Executive on the next payroll following the sixtieth (60th) day following the Executive’s Separation from Service, in a lump sum, an amount equal to two (2) times the Executive’s Cash Compensation;

(b)         All Awards shall become immediately Vested;

(c)         Any Stock Option (whether previously Vested or which becomes Vested pursuant to Subsection (b) above), other than a Stock Option which has been designated as an “incentive stock option” within the meaning of Section 422 of the Code, shall be exercisable by the Executive (or following the Executive’s death, by his estate) for a period of one year from the Termination Date (or such later date as provided under any award agreement or Stock Incentive Plan) (but not beyond the expiration date of the Stock Option);

(d)         The Company shall continue the Executive’s current coverage (single or family) under (or, at the election of the Company, provide a tax equivalent monthly payment equal to the cost of) the Company’s plans or programs to provide health benefits (including, but not limited to, hospitalization, surgical, major medical, dental and vision benefits), disability insurance and death benefits (but Executive will be treated as a terminated employee as of the Termination Date for purposes of the Company’s 2004 Executive Death Benefit Plan), as in effect from time to time for other senior executives of the Company, until the earliest of (i) the end of the second year following the year of the Separation from Service, (ii) as applied to health benefit coverage, the Executive’s eligibility for Medicare, (iii) as applied to health benefits, disability insurance and death benefits, considered separately from each other, the Executive’s commencement of new employment where the Executive is eligible to participate in substantially similar plans or programs, or (iv) the Executive’s death. Notwithstanding the foregoing, if the Company determines in good faith that its payment of such costs will result in the imposition of excise taxes or penalties on the Company and/or the insurance carrier with respect to some or all of such benefit continuation, then the Company shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties; and

(e)         The Company shall continue to provide the Executive with the Company provided car available to him at the Termination Date (or a comparable car, if the lease on such car should expire) and shall pay (or reimburse Executive) for the reasonable operating expenses of the car, until the earlier of the second anniversary of the Termination Date or the Executive’s death. The foregoing shall be subject to the following requirements: (i) the provision of the car pursuant hereto, and the amount of expenses eligible for reimbursement hereunder, during one calendar year may not affect the car to be provided or expenses eligible for reimbursement hereunder in any other calendar year, (ii) the reimbursement of an eligible expense hereunder shall be made by December 31st of the calendar year next following the calendar year in which the expense was incurred and (iii) the right to reimbursement or provision of the car hereunder shall not be subject to liquidation or exchange for another benefit.

4.         Change of Control - Awards.         If the Executive is employed by the Company on the date of a Change of Control, or has a Change of Control Termination, the following shall apply with respect to the Executive’s Awards:

(a)         All Awards shall become immediately Vested.

(b)         Any Stock Option (whether previously Vested or which becomes Vested pursuant to Subsection (a) above), other than a Stock Option which has been designated as an “incentive stock option” within the meaning of Section 422 of the Code, shall be exercisable by the Executive (or following the Executive’s death, by his estate) for a period which expires one year after the Executive’s Termination Date (or such later date as provided under any award agreement or Stock Incentive Plan) (but not beyond the expiration date of the Stock Option).

(c)         If any Awards become Vested at or following a Change of Control and the Shares are not publicly traded, then

(i)         the Executive (or his beneficiary or estate following his death) shall have the right (“Put Rights”) to compel the Company to buy back some or all of the Shares which were originally Restricted Shares or which were acquired by exercise of Stock Options or the exercise, conversion or exchange of other Awards, held by the Executive (or his beneficiary or estate, as applicable), for their fair market value, as established for the fiscal year. For purposes of this Subsection (c), if, at any time following a Change of Control, the Shares are not publicly traded, the Company, at its own expense, shall cause a nationally recognized investment banking firm mutually acceptable to the Executive and the Company to make an annual valuation, effective as of the first day of the Company’s fiscal year, which valuation shall establish the fair market value of a Share for such fiscal year. Copies of the valuation shall be furnished, in writing, to the Executive and the Company within three (3) months after the effective date of the valuation;

(ii)         after the Executive’s termination of employment or his death, the Company shall have the right (“Call Rights”) to compel the Executive (or his beneficiary or estate, as applicable) to sell all the Shares which were originally Restricted Shares or which were acquired by exercise of Stock Options, held by the Executive (or his beneficiary or estate, as applicable), to the Company for their fair market value, as established for the fiscal year pursuant to clause (i) above, as modified by clause (iii) below; and

(iii)         notwithstanding anything to the contrary in clauses (i) and (ii) above, the Company’s repurchase price pursuant to any exercise of the Put Rights or the Call Rights shall be the fair market value of such Shares that are being repurchased, as established for the year pursuant to clause (i) above, provided that (A) if the Change of Control is in the form of a merger, consolidation, tender offer, going private transaction or any similar transaction, the amount per Share received by shareholders of the Company in the Change of Control transaction (the “Transaction Price”) shall be deemed to be the fair market value per Share for a period of twelve (12) months following the consummation of the Change of Control unless any facts or circumstances arise within such twelve (12) month period that may materially affect the value of the Company (in which case such facts or circumstances shall be taken into account in determining fair market value), and (B) the first annual valuation pursuant to clause (i) above shall be made as of the first anniversary of such Change of Control and shall remain in effect for the remainder of the fiscal year with each subsequent annual valuation made as of the first day of each fiscal year thereafter, and remain in effect for the remainder of such fiscal year unless any facts or circumstances arise within such twelve (12) month period that may materially affect the value of the Company (in which case such facts or circumstances shall be taken into account in determining fair market value).

The Executive (or his beneficiary or estate) may exercise the Put Rights not more than once during any fiscal year of the Company. Neither the Executive (or his beneficiary or estate) nor the Company may exercise the Put Rights or Call Rights more than ninety (90) days after the issuance of the most recent annual valuation if the price at which the Put Rights or Call Rights are to be exercised is based on such valuation. The provisions of this Subsection (c) shall cease to apply if the Shares are again publicly traded.

(d)         Immediately before a Change of Control, the Company shall sponsor and fund an irrevocable grantor trust (within the meaning of Rev. Proc. 92-64, as modified by Notice 2000-56) pursuant to a trust agreement to hold assets to satisfy any and all amounts which may become due to the Executive under Sections 4 or 5 of this Agreement as well as an amount equal to the reasonable Professional Fees the Company determines that it will incur under Section 13(2) or Section 23. For this purpose, the trust shall be funded using the assumption that the Executive’s employment will be terminated when the Change of Control occurs, regardless of whether the Executive’s employment will be terminated on that date. Such amounts shall be contributed to the irrevocable grantor trust, no later than the day immediately following a Change of Control; provided, however, that no contributions shall be made to such trust pursuant to this Section 4(d) if such funding would cause the amount contributed to be treated as property transferred in connection with the performance of services pursuant to Section 409A(b)(3) of the Code or result in the imposition of additional taxes by reason of Section 409A(b)(2). Such grantor trust may either be a new grantor trust established by the Company or a grantor trust the Company maintains for other purposes, provided, however, that such grantor trust is irrevocable.

5.         Termination in Connection With a Change of Control.         If the Executive has a Change of Control Termination, then, in addition to the benefits under Section 4 hereof regarding the Executive’s Awards, the following benefits shall be provided to the Executive:

(a)         The Company shall pay to the Executive on the next payroll following the sixtieth (60th) day following the Executive’s Separation from Service, in a lump sum, an amount equal to 2.99 times the Executive’s Cash Compensation.

(b)         The Company shall provide the Executive (and his family, if applicable) with benefit coverage continuation pursuant to and subject to the terms and conditions of Section 3(d); provided, however, that health benefits provided for under Section 3(d) shall continue until the earliest of (i) the end of the tenth year following the year of the termination of employment, (ii) the Executive’s eligibility for Medicare, (iii) the Executive’s commencement of new employment where the Executive is eligible to participate in substantially similar plans or programs, or (iv) the Executive’s death. Notwithstanding the foregoing, if the Company determines in good faith that the payment of such costs will result in the imposition of excise taxes or penalties on the Company and/or the insurance carrier with respect to some or all of such benefit continuation, then the Company shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties; and

(c)         The Company shall provide the Executive with additional benefits pursuant to and subject to the terms and conditions of Section 3(e).

6.         Termination for Death or for Disability or for Cause or Without Good Reason.         If the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or on account of the Executive’s death, or on account of the Executive’s Disability, in all cases, whether or not prior to, in connection with, or following a Change of Control, the provisions of Sections 3 and 5 hereof shall not apply.

7.         No Mitigation.         The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except as provided in Sections 3(d) and 5(b).

8.         Non-Exclusivity of Rights.         Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company, or any of its Subsidiaries, and for which the Executive may qualify, other than severance benefits.

9.         No Set Off.         The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

10.         Restrictive Covenants.

(a)         Non-Competition.         The Executive agrees that during his employment by the Company and for twelve (12) months thereafter, regardless of the circumstances which result in his termination, he shall not own (other than less than three percent (3%) ownership in a publicly traded company), manage, finance (other than financing less than three (3%) of a publicly traded company), operate, or participate in the ownership, management, financing, operation, or control of, or be employed by or engaged as a consultant by or provides services in any other capacity to, any person, company or entity that has products or services then under development or offered by such company or entity that are directly competitive with products or services then under development or offered by the Company for which the Company derives more than twenty percent (20%) of its total annual net sales (or revenue) (which net sales (or revenue) will be determined on a consolidated basis and not on the performance of each individual Subsidiary) from such products or services for the Company’s prior fiscal year (“Competitive Business”); provided, however, that the obligations of this Section 10(a) shall not apply in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or if such termination is following a Change of Control.

(b)         Non-Solicitation.         The Executive agrees that during his employment by the Company and for twelve (12) months thereafter, regardless of the circumstances which result in his termination, he shall not (i) solicit or attempt to solicit, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer of the Company or has been a customer or solicited by the Company in the preceding twelve (12)-month period, to purchase products or services directly competitive with those sold or provided by the Company from any entity other than the Company; provided, however, that such non-solicitation shall not apply to customers where the Executive accepts a job under Section 10(a) with a company or entity that is not a Competitive Business and such customers are solicited to purchase products or services which are not part of a Competitive Business; (ii) solicit for employment, whether directly or indirectly, any individual who is then employed by the Company, or engaged by the Company, as an independent subcontractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Company, or engaged by the Company as an independent contractor or consultant, to end his/her business relationship with the Company.

(c)         Confidential Information.         The Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its Subsidiaries, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Subsidiaries and affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Subsidiaries (“Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, use or disclose any such Confidential Information except to authorized representatives of the Company or as required in the performance of his duties and responsibilities hereunder without the prior written authorization of the Board. The Executive shall not be required to keep confidential any Confidential Information which (i) is or becomes publicly available through no fault of the Executive, (ii) is already in his possession (unless obtained from the Company or one of its customers) or (iii) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the Executive shall provide the Company written notice of any such order prior to such disclosure to the extent practicable under the circumstances and permitted by applicable law. Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any contact information, generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his duties and responsibilities hereunder, so long as he applies such information without disclosure or use of any Confidential Information. Upon the Executive’s Separation from Service, the Executive will return (or destroy, if requested by Company) all Confidential Information to the Company to the fullest extent possible. The Company and the Executive acknowledge that pursuant to 18 U.S.C § 1833(b)(1) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and the Executive further acknowledge that, pursuant to 18 U.S.C § 1833(b)(2) if the Executive files a lawsuit for alleged retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d)         Non-Disparagement.         During the Executive’s employment and at any time thereafter, the Executive agrees not to at any time make statements or representations, orally or in writing, that disparage the commercial reputation, goodwill or interests of the Company, or any current or former employee, officer, or director of the Company. The Company shall direct its executive officers and directors employed at the time of the termination of his employment not to make statements or representations, orally or in writing, that disparage the Executive’s commercial reputation, goodwill or interests. Nothing in this Agreement shall limit or otherwise prevent (i) any person from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law; (ii) either party from enforcing the other terms of this Agreement; (iii) the Company from reviewing the Executive’s performance, conducting investigations and otherwise acting in compliance with applicable law, including making statements or reports in connection therewith, or making any public filings or reports that may be required by law; (iv) the Executive from the performance of his duties while employed by the Company; (v) the Executive from making a report to any governmental agency or entity, including but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, if he has a reasonable belief that there has been a potential violation of federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation provided that no prior authorization to make any such reports or disclosures is required and Executive is not required to notify the Company he made any such reports or disclosures; or (vi) the Executive from communicating with any governmental agency or entity or otherwise fully participating in any investigation or proceeding that may be conducted by any governmental agency or entity. The Executive, however, may not waive the Company’s attorney-client privilege.

(e)         Injunctive Relief; Remedy.         The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 10 may result in irreparable and continuing harm to the Company for which there may be no adequate remedy at law. The Company shall be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Company.

(f)         Essential and Independent Agreements.         It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this Section 10 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement and offered the entitlements set forth in Sections 3 through 5. The Executive’s obligations and the restrictions and remedies set forth in this Section 10 are independent agreements and the existence of any claim or claims by him against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this Section 10.

(g)         Representations.         The Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 10 do not create an undue hardship on him and will not prevent him from earning a livelihood. The Executive further acknowledges that he has had a sufficient period of time within which to review this Agreement, including, without limitation, this Section 10, with an attorney of his choice and he has done so to the extent he desired. The Executive and the Company agree that the restrictions and remedies contained in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. Further the Executive and the Company agree that the Executive is entering into the restrictions contained in this Section 10 for the consideration offered in Sections 3 through 5 and that such consideration is reasonable and the Company would not have entered into this Agreement or agreed to pay such consideration if Executive had not agreed to such restrictions. The Executive agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If it shall be found by a court or arbitrator of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

(h)         Company.         For purposes of the provisions of this Section 10, the term “Company” shall be deemed to include the Company and any of its Subsidiaries.

11.         Cooperation.         The parties hereto agree that certain matters in which the Executive may be involved during his employment with the Company may necessitate the Executive’s cooperation in the future. Accordingly, the Executive agrees, upon reasonable notice, to cooperate reasonably with the Company and its legal counsel on any matters which relate to the Executive’s employment with the Company or to events or occurrences that transpired while the Executive was employed with the Company and as to which the Company reasonably determines that the Executive’s cooperation is necessary or appropriate (other than in connection with a dispute between the Executive and the Company), including, but not limited to, making himself reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the request of the Company and giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions. The Company shall, when scheduling the Executive to appear, take into account the Executive’s business and personal time commitments, and reimburse the Executive for reasonable and pre-approved travel and other similar out-of-pocket expenses (upon submission of receipts or other appropriate documentation) incurred in connection with any such cooperation. In the event that the Executive’s cooperation on non-legal matters pursuant to this Section 11 exceeds twenty (20) hours of time, the Company will compensate the Executive for time spent at his hourly rate then in effect or, in the event the Executive is no longer working, at the hourly rate of the Company’s then current Chief Executive Officer. Nothing in this Agreement or any other agreement by and between the parties is intended to or shall preclude or in any way limit or restrict the Executive from providing accurate and truthful testimony or information to any governmental agency.

12.         Clawback.         Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation (whether cash or equity) received by the Executive which is subject to recovery under any law, government regulation, order or stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) (any “Policy”), shall be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing or any Policy. The Executive agrees and consents to the Company’s application, implementation and enforcement of (i) any Policy and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of incentive compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate any Policy, any similar policy (as applicable to the Executive) or applicable law without further consent or action being required by the Executive. To the extent that the terms of this Agreement and any Policy conflict, then the terms of such Policy shall prevail, except as provided below. If any Policy implemented by the Company exceeds the deductions and clawback (recovery) mandated by applicable law, government regulation, order or stock exchange listing requirement, then following the Executive’s Separation from Service, the policy applicable to the Executive shall, except to the extent required by such applicable law, government regulation, order or stock exchange listing requirement, not exceed the deductions and clawback (recovery) provided under such Policy in effect prior to the Executive’s Separation from Service.

13.         Professional Fees.         The Executive will be entitled to reimbursement of reasonable and documented legal, accounting and other professional fees (“Professional Fees”) incurred by him in connection with the negotiation of this Agreement not to exceed $20,000 in the aggregate. Further, the Company shall, upon request of the Executive, advance the Executive (or his beneficiaries or estate following his death) any and all Professional Fees, reasonable costs and expenses incurred by the Executive (or his beneficiaries or estate following his death) (1) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, or (2) relating to the Executive’s compensation or payments under this Agreement in connection with a Change of Control; provided, that the Executive shall reimburse the Company any such advances on a net after-tax basis to cover expenses incurred by the Executive for claims (a) if it is determined that the Company is the prevailing party by an arbitrator or court of competent jurisdiction, as the case may be, or (b) brought by the Executive that are determined to be frivolous or advanced in bad faith by an arbitrator or court of competent jurisdiction, as the case may be.

14.         Amendments.         No amendment or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid, unless in writing and duly executed by both parties.

15.         Waivers.         A waiver by any party hereto of any breach of this Agreement or the failure by a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of any other breach or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.         Severability.         All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any arbitrator or court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

17.         Assignment.         The Executive may not assign his rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Executive, his heirs, executors and administrators, and the Company, its successors and assigns.

18.         Prior Agreements.         This Agreement supersedes and cancels the Change of Control Agreement, dated as of October 24, 2007, between the Company and the Executive.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations, which shall be of no force and effect upon this Agreement becoming effective,. There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for.

19.         Notices.         All notices, requests, consents and other communications which either party is required or may desire to serve upon the other shall be in writing (including facsimile or similar writing) and shall be deemed to have been given (or delivered) at the time when personally delivered or, if mailed, when deposited in the United States mail, enclosed in a registered or certified postpaid envelope, addressed to the other party at the address stated below or to such changed address as such party may have fixed by notice, or, if given by facsimile, when electronic confirmation of the transmission is received:

To the Company:	AMETEK, Inc. Corporate Headquarters 1100 Cassatt Road Berwyn, PA 19312 Tel: 610-647-2121 Facsimile: 610-296-3412 Attention: General Counsel and Chief Financial Officer

To the Executive:	At the address on file with the Company; Outten & Golden LLP 685 Third Avenue New York, NY 10017 Tel: 212-245-1000 Facsimile: 646-509-2090 Attention: Wendi S. Lazar, Esq.

provided that any notice of change of address shall be effective only when received.

20.         Successor Company.         The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, spin-off or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to notify the Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor’s assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

21.         Taxes.         The Company may withhold from or with respect to any payment of compensation or taxable benefit provided for under this Agreement any federal, state or local tax (including any applicable payroll tax or excise tax) to the extent required by law.

22.         Release.         Notwithstanding anything to the contrary contained herein, the Executive’s entitlement to the payment of any amount or receipt of any benefit coverage under this Agreement, upon or following his termination of employment, is expressly conditioned upon his execution on or after the Termination Date of a release in the form acceptable to the Company (with such release is consistent with the terms of this Agreement) and such release becoming effective before the sixtieth (60th) day following the Executive’s Termination Date.

23.         Section 280G.

(a)         Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) (“Change of Control Payments”) would be limited or precluded by Section 280G of the Code, and without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s total after-tax payments (the “Required Reduction Amount”).

(b)         The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with Section 23(a) shall be made at the Company’s expense by the Company’s independent accounting firm immediately prior to the Change of Control (provided, however, that if the independent accounting firm is precluded from performing such services, an independent accountant mutually agreeable to the parties shall be used) (the “Outside Firm”). Such Outside Firm shall, in making its determination, consider available exemptions, including to what extent (if any) such Change of Control Payments or portions thereof may properly be treated as “reasonable compensation for personal services rendered” by the Executive before, or after, the Change of Control, within the meaning of Code Section 280G(b)(4) and the regulations issued thereunder, including, without limitation, the valuation of the Executive’s obligations under Section 10 and any other covenants to refrain from performing services.

(c)         In the event of any mistaken underpayment or overpayment under this Section 23, as determined by the Outside Firm, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 23 shall be applied in the following order: (i) stock options or stock appreciation rights whose exercise price exceeds the fair market value of the optioned stock; (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are then taxable, (iv) non-cash Full Credit Payments that are not then taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” shall mean a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” shall mean any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

(d)         A determination as to whether any reduction in the Executive’s Change of Control Payments is required pursuant to this Section 23, and if so, as to which Change of Control Payments are to be reduced and the amount of reduction to be made to any such Change of Control Payments shall be made by no later than thirty (30) days prior to the closing of the transaction or the occurrence of the event that constitutes the Change of Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations shall be made by counsel to the Company in consultation with the Outside Firm. The Outside Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to the Executive and to the Company.

24.         Section 409A.

(a)         The payments and benefits to be provided under this Agreement are intended to be made and provided in a manner that is either exempt from or avoids taxation under Section 409A of the Code and the rules, regulations and notices thereunder (“Section 409A”). Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice. Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

(b)         Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s Separation from Service, the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)), as determined under the policy of the Company, or any successor thereto, for identifying such specified employees, and the Company makes a determination that an amount payable on account of such Separation from Service to the Executive would be considered “nonqualified deferred compensation” subject to Section 409A the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay (or begin payment) of such amount on the otherwise scheduled payment date but will instead pay (or begin payment) of such amount on the earlier of the first payroll following (i) the Executive’s death or (ii) the six (6) month anniversary of the Executive’s Separation from Service. If the payment of any amounts under this Agreement are so delayed, the Executive shall be paid an amount equal to the sum of the payments that he would otherwise have received during such period, together with interest for the period of the delay at the one-year LIBOR rate in effect on the date of the Executive’s Separation from Service, plus 50 basis points, as such rate is set forth in the Wall Street Journal.

(c)         To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive no later than December 31st of the calendar year following the calendar year in which such expenses were incurred or such earlier date as provided under the Company’s policies; and (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

25.         Arbitration.         In the event of any dispute under the provisions of this Agreement, other than a claim by the Company regarding the breach of any of the Executive’s obligations pursuant to Section 10 of this Agreement (it being understood and agreed that the Company may seek and obtain relief for any such breach including equitable relief from a court of competent jurisdiction), the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within thirty (30) days, the parties shall try to resolve the dispute, subject to the parties mutual agreement, through mediation using the services of JAMS or, at either party’s option, arbitration as provided below. If the parties agree to mediation and such mediation fails to resolve the dispute, then the dispute, controversy or claim shall settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of JAMS and the mediator and/or the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the mediation and/or the arbitration (including reasonable attorneys’ fees and expenses).

26.         Governing Law.         This Agreement shall be subject to, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by Federal law.

27.         Survival of Agreement.         The terms of this Agreement and the obligations of the parties hereunder, including, but not limited to Section 10 and Section 13, shall survive the termination of the Executive’s employment with the Company for any reason.

28.         Interpretation; Counterparts.         No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph; and “includes” or “including” shall be deemed to be followed by the phrase “without limitation”. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMETEK, INC.

By:	/S/ FRANK S. HERMANCE
	Name:	Frank S. Hermance
	Title:	Executive Chairman

EXECUTIVE

/s/ DAVID A. ZAPICO
David A. Zapico

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